Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Target Hospitality Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	4,000,000	(2)	$6.02	(3)	$24,080,000	(3)	$92.70 per $1,000,000	$2,232.22
	Total Offering Amounts						$24,080,000			$2,232.22
	Total Fee Offsets									—
	Net Fee Due									$2,232.22

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents 4,000,000 additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), available for issuance under the Target Hospitality Corp. 2019 Incentive Plan, as amended (the “Plan”), pursuant to the amendment of the Plan approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders on May 19, 2022.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on May 20, 2022.